RULE NO. 424(b)(5)
                                                    REGISTRATION NO. 333-68747

P R O S P E C T U S

                           MERRILL LYNCH & CO., INC.
         5 3/4% STOCK RETURN INCOME DEBT SECURITIES(SM) DUE JUNE 1, 2000
                            "STRIDES(SM) SECURITIES"
             PAYABLE WITH COMMON STOCK OF LUCENT TECHNOLOGIES INC.
                          OR CASH WITH AN EQUAL VALUE
                        ($10 PRINCIPAL AMOUNT PER UNIT)

         Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, our wholly-owned subsidiary, will use this prospectus when making offers and sales related to market-making transactions in the STRIDES Securities.




THE STRIDES SECURITIES:

o On June 1 and December 1 of each year, beginning June 1, 1999, we will pay you interest at a rate of 5 3/4% per year for each unit of STRIDES Securities you own.

o    We will not redeem the STRIDES Securities before the maturity date.

o    Senior unsecured debt securities of ML&Co.

o    Linked to the value of the common stock of Lucent.

o The STRIDES Securities are listed on the American Stock Exchange under the symbol "LTS". The common stock of Lucent is listed on the New York Stock Exchange under the symbol "LU".

PAYMENT AT MATURITY:

o On the maturity date, for each unit of STRIDES Securities you own, we will pay you the redemption amount which is equal to the lesser of:

         o    the capped value of $13.00 and

         o    the product of

         o    $10 and

         o the quotient of (a) the average of the closing prices of the common stock of Lucent during a number of days before the maturity date and (b) the starting value of $90.3125.

o We will pay you the redemption amount either in shares of common stock of Lucent or an equivalent amount in cash.

o         The redemption amount will not exceed $13.00.

o You may receive less at maturity than the initial issue price of each unit of STRIDES Securities if the redemption amount is less than $10.




     INVESTING IN THE STRIDES SECURITIES INVOLVES RISKS, INCLUDING THE RISK THAT YOUR INVESTMENT MAY RESULT IN A LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The sale price of the STRIDES Securites will be the prevailing price at the time of sale.

                                --------------

                              MERRILL LYNCH & CO.

                                ---------------

                 The date of this prospectus is June 24, 1999.

"STock Return Income DEbt Securities" and "STRIDES" are service marks owned by ML&Co.




                               TABLE OF CONTENTS

                                                                       PAGE

RISK FACTORS............................................................3

MERRILL LYNCH & CO., INC................................................7

RATIO OF EARNINGS TO FIXED CHARGES......................................8

DESCRIPTION OF THE STRIDES SECURITIES...................................9

COMMON STOCK OF LUCENT..................................................19

OTHER TERMS.............................................................20

WHERE YOU CAN FIND MORE INFORMATION.....................................24

INCORPORATION OF INFORMATION WE FILE WITH THE SEC.......................24

PLAN OF DISTRIBUTION....................................................25

EXPERTS.................................................................25




                                 RISK FACTORS

         Your investment in the STRIDES Securities will involve certain risks. You should consider carefully the following discussion of risks before investing in the STRIDES Securities. In addition, you should reach an investment decision with regard to the STRIDES Securities only after consulting with your legal and tax advisers and considering the suitability of the STRIDES Securities in the light of your particular circumstances.

YOU MAY SUFFER A LOSS ON YOUR INVESTMENT

         You should be aware that at maturity the amount you will receive may be less than the amount you paid for the STRIDES Securities. If the ending value is less than the starting value, the redemption amount you will receive will be less than the amount you paid for the STRIDES Securities and, therefore, your investment in the STRIDES Securities will result in a loss to you. When you invest in the STRIDES Securities, you assume the risk that the market value of the common stock of Lucent may decline, and that the decline could be substantial.

YOUR INVESTMENT IN THE STRIDES SECURITIES MAY DIFFER FROM AN INVESTMENT IN OTHER EQUITY SECURITIES

         As a holder of the STRIDES Securities, unlike a holder of common stock of Lucent, you will not be entitled to receive any dividends that may be payable on common stock of Lucent. When we calculate the starting value and the ending value, we do not take into consideration the value of cash dividends paid on the common stock of Lucent, other than an extraordinary dividend. Therefore, any return on the STRIDES Securities will not be the same as the return that you could earn by directly owning the common stock of Lucent and receiving the dividends paid on that stock.

YOUR INVESTMENT IN THE STRIDES SECURITIES MAY DIFFER FROM AN INVESTMENT IN OTHER DEBT SECURITIES

         The terms of the STRIDES Securities differ from the terms of ordinary debt securities because the redemption amount ML&Co. will pay on the maturity date is not a fixed amount. The redemption amount is based on the price of the common stock of Lucent on five or, under the circumstances described in this prospectus, fewer than five trading days shortly before the maturity date and is subject to the capped value of $13.00. Because the price of the common stock of Lucent is subject to market fluctuations, the amount of cash or the value of the common stock of Lucent paid to you on the maturity date may be more or less than the principal amount of the STRIDES Securities.

OTHER EVENTS COULD AFFECT THE MARKET PRICE OF THE COMMON STOCK OF LUCENT AND, THEREFORE, THE REDEMPTION AMOUNT YOU WILL RECEIVE ON THE MATURITY DATE

         Although the redemption amount that you are entitled to receive on the maturity date is subject to adjustment for corporate events relating to Lucent and the common stock of Lucent, the adjustments described in this prospectus do not cover all events that could affect the market price of the common stock of Lucent. These events include a partial tender or exchange offer for the common stock of Lucent by Lucent or any third party. These events may adversely affect the market value of the STRIDES Securities or any common stock of Lucent allocated during the calculation period, but not received by you until the maturity date.

THERE MAY BE A LIMITED OPPORTUNITY FOR EQUITY APPRECIATION

         You should understand that the opportunity to participate in possible increases in the price of common stock of Lucent through an investment in the STRIDES Securities is limited because any amount that you receive on the maturity date will never exceed the capped value of $13.00. The capped value represents an appreciation of 30% over the initial price of the STRIDES Securities. However, if the price of the common stock of Lucent declines over the term of the STRIDES Securities, you will realize the entire decline in value of the STRIDES Securities, and may lose all or part of your investment in the STRIDES Securities. You cannot assume that the amount that you receive on the maturity date will be equal to or greater than the initial issue price of the STRIDES Securities.

THERE MAY BE AN UNCERTAIN TRADING MARKET FOR THE STRIDES SECURITIES IN THE
FUTURE

         Although the STRIDES Securities are listed on the AMEX under the trading symbol "LTS", you cannot assume that a trading market will continue to exist for the STRIDES Securites. If a trading market in the STRIDES Securities continues to exist, you cannot assume that there will be liquidity in the trading market. The continued existence of a trading market for the STRIDES Securities will depend on the financial performance of the Company and other factors such as the appreciation, if any, in the price of the common stock of Lucent. In addition, it is unlikely that the secondary market price of the STRIDES Securities will correlate exactly with the value of common stock of Lucent.

         If the trading market for the STRIDES Securities is limited and you do not wish to hold you investment until maturity, there may be a limited number of buyers when you decide to sell your STRIDES Securities. This may affect the price you receive if you sell before maturity.

MANY FACTORS AFFECT THE TRADING VALUE OF THE STRIDES SECURITIES; THESE FACTORS INTERRELATE IN COMPLEX WAYS AND THE EFFECT OF ANY ONE FACTOR MAY OFFSET OR MAGNIFY THE EFFECT OF ANOTHER FACTOR

         The trading value of the STRIDES Securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the STRIDES Securities caused by another factor and that the effect of one factor may magnify the decrease in the trading value of the STRIDES Securities caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the STRIDES Securities attributable to another factor, such as an increase in the value of the index. The following paragraphs describe the expected effect on the market value of the STRIDES Securities given a change in a specific factor, assuming all other conditions remain constant.

         THE VALUE OF THE COMMON STOCK OF LUCENT IS EXPECTED TO AFFECT THE TRADING VALUE OF THE STRIDES SECURITIES. The market value of the STRIDES Securities will depend substantially on the value of the common stock of Lucent. In general, the value of the STRIDES Securities will decrease as the value of the common stock of Lucent decreases and the value of the STRIDES Securities will increase as the value of the common stock of Lucent increases. However, as the value of the Common Stock increases or decreases, we do not expect the value of the STRIDES Securities to increase or decrease at the same rate as the change in value of the common stock of Lucent. Because the value of the STRIDES Securities on the maturity date cannot be greater than the capped value of $13.00, the STRIDES Securities will generally not trade in the secondary market significantly above the capped value. In addition, political, economic and other developments that affect the capital markets generally and the market segment of which Lucent is a part may also affect the value of the common stock of Lucent and the value of the STRIDES Securities.

         CHANGES IN THE LEVELS OF U.S. INTEREST RATES ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE STRIDES SECURITIES. In general, we anticipate that if U.S. interest rates increase, the trading value of the STRIDES Securities will decrease. Conversely, if U.S. interest rates decrease, the trading value of the STRIDES Securities will increase. Generally, fluctuations in interest rates will affect the U.S. economy and, in turn, the value of the common stock of Lucent. Rising interest rates may lower the value of the common stock of Lucent and, as a result, the value of the STRIDES Securities. Falling interest rates may increase the value of the common stock of Lucent and, as a result, may increase the value of the STRIDES Securities.

         CHANGES IN THE VOLATILITY OF THE COMMON STOCK OF LUCENT ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE STRIDES SECURITIES. Volatility is the term used to describe the size and frequency of market fluctuations. Generally, if the volatility of the common stock of Lucent increases, we expect that the trading value of the STRIDES Securities will decrease. Conversely, if the volatility of the common stock of Lucent decreases, we expect that the trading value of the STRIDES Securities will increase.

         AS THE TIME REMAINING TO MATURITY OF THE STRIDES SECURITIES DECREASES, THE "TIME PREMIUM" ASSOCIATED WITH THE STRIDES SECURITIES WILL DECREASE. We believe that before the maturity date the STRIDES Securities will trade at a value above or below that which would be expected based on the value of the common stock of Lucent. Generally, as the time remaining to maturity decreases, the value of the STRIDES Securities will approach the redemption amount that would be payable at maturity based on the then current value of the common stock of Lucent. As a result, as the time remaining to maturity decreases, any discount or premium attributed to the trading value of the STRIDES Securities will diminish, increasing or decreasing the trading value of the STRIDES Securities, as applicable.

         CHANGES IN DIVIDEND YIELD OF THE COMMON STOCK OF LUCENT IS EXPECTED TO AFFECT THE TRADING VALUE OF THE STRIDES SECURITIES. Generally, if the dividend yield on the common stock of Lucent increases, we expect that the value of the STRIDES Securities will decrease. Conversely, if the dividend yield on the common stock of Lucent decreases, we expect that the value of the STRIDES Securities will increase.

         CHANGES IN OUR CREDIT RATINGS MAY AFFECT THE TRADING VALUE OF THE STRIDES SECURITIES. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the STRIDES Securities. However, because your return on your STRIDES Securities is dependent upon factors in addition to our ability to pay our obligations under the STRIDES Securities, such as the percentage increase in the value of the index at maturity, an improvement in our credit ratings will not reduce investment risks related to the STRIDES Securities.

         In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the STRIDES Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the STRIDES Securities than if it occurs earlier in the term of the STRIDES Securities. However, so long as the value of the common stock of Lucent is less than 30% above the starting value, we expect that the effect on the trading value of the STRIDES Securities of a given increase or decrease in the value of the common stock of Lucent will be greater if it occurs later in the term of the STRIDES Securities than if it occurs earlier in the term of the STRIDES Securities.

LUCENT  HAS NO OBLIGATIONS WITH RESPECT TO THE STRIDES SECURITIES

         We are not affiliated with Lucent, and Lucent has no obligations with respect to the STRIDES Securities or amounts to be paid to you, including any obligation to take our needs or yours, as holders of the STRIDES Securities, into consideration for any reason. Lucent will not receive any of the proceeds of the offering of the STRIDES Securities. Lucent is not responsible for, and has not participated in, the determination or calculation of the amount you may receive on the maturity date. In addition, Lucent is not involved with the administration or trading of the STRIDES Securities.

AS A HOLDER OF STRIDES SECURITIES, YOU HAVE NO STOCKHOLDER'S RIGHTS WITH RESPECT TO THE COMMON STOCK OF LUCENT

         You will not be entitled to any rights with respect to the common stock of Lucent, including the right to receive dividends or other distributions, voting rights and the right to tender or exchange common stock of Lucent in any tender or exchange offer by Lucent or any third party.

PURCHASE AND SALES BY US AND OUR AFFILIATES MAY AFFECT YOUR RETURN

         We and our affiliates may from time to time buy or sell the common stock of Lucent for our own accounts for business reasons or in connection with hedging our obligations under the STRIDES Securities. These transactions could affect the price of the common stock of Lucent in a manner that would be adverse to your investment in the STRIDES Securities.

AMOUNTS PAYABLE ON THE MITTS SECURITIES MAY BE LIMITED BY STATE LAW

         The indenture under which the STRIDES Securities are issued is governed by New York State. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the STRIDES Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

         While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for your benefit, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

POTENTIAL CONFLICTS OF INTEREST

         Our subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated or MLPF&S, is our agent for the purposes of calculating the value of the common stock of Lucent and the amount you will receive at maturity. The role of MLPF&S as our subsidiary and its responsibilities as calculation agent for the STRIDES Securities could give rise to conflicts of interests. These conflicts could occur, for instance, in connection with its determination as to whether a market disruption event has occurred or in connection with judgments that it would be required to make with respect to certain antidilution and reorganization adjustments to the closing price. See "Description of the STRIDES Securities--Dilution and Reorganization Adjustments" in this prospectus. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control the calculation agent, potential conflicts of interest could arise.

         We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay the redemption amount due at maturity. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.




                           MERRILL LYNCH & CO., INC.

         We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Asset Management L.P. and Merrill Lynch Mercury Asset Management, provides investment, financing, advisory, insurance, and related products on a global basis, including:

          o    securities brokerage, trading and underwriting;

          o investment banking, strategic services, including mergers and acquisitions and other corporate finance advisory activities;

          o asset management and other investment advisory and recordkeeping services;

          o trading and brokerage of swaps, options, forwards, futures and other derivatives;

          o    securities clearance services;

          o    equity, debt and economic research;

          o banking, trust and lending services, including mortgage lending and related services; and

          o    insurance sales and underwriting services.

         We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.

         Our principal executive office is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; our telephone number is (212) 449-1000.

         If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

         In this prospectus, "ML&Co.", "we", "us" and "our" refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of the STRIDES Securities described in this prospectus.




                      RATIO OF EARNINGS TO FIXED CHARGES

         In 1998, we acquired the outstanding shares of Midland Walwyn Inc., in a transaction accounted for as a pooling-of-interests. The following information for the fiscal years 1994 through 1997 has been restated as if the two entities had always been combined.

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:



                                                    YEAR ENDED LAST FRIDAY IN DECEMBER             FOR THE THREE
                                                                                                    MONTHS ENDED
                                            1994        1995        1996       1997       1998     MARCH 26, 1999
                                            ----        ----        ----       ----       ----     --------------

Ratio of earnings to fixed charges(a)....    1.2        1.2         1.2         1.2       1.1            1.3

----------

(a) The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.

         For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.




                     DESCRIPTION OF THE STRIDES SECURITIES

          ML&Co. issued the STRIDES Securities as a series of senior debt securities under the 1983 indenture, which is more fully described in this prospectus.

          Upon the occurrence of an Event of Default with respect to the STRIDES Securities, beneficial owners of the STRIDES Securities may accelerate the maturity of the STRIDES Securities, as described under "--Events of Default and Acceleration" and "Other Events of Default" in this prospectus.

          The STRIDES Securities were issued in denominations of whole units.

          The STRIDES Securities do not have the benefit of any sinking fund.

INTEREST

          The STRIDES Securities will bear interest at a rate of 5 3/4% per annum of the principal amount of each unit from December 1, 1998, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, until the maturity date. Interest on the STRIDES Securities will be payable in cash semi-annually in arrears on June 1 and December 1 of each year (each, an "INTEREST PAYMENT DATE"), commencing June 1, 1999, to the persons in whose names the STRIDES Securities are registered at the close of business on the May 15 and November 15, whether or not a Business Day, immediately preceding such Interest Payment Date. Interest on the STRIDES Securities will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on the Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, and no additional interest will accrue as a result of the delayed payment.

PAYMENT AT MATURITY

         The maturity date of the STRIDES Securities is June 1, 2000. On the maturity date, the beneficial owner of each STRIDES Security will receive an amount equal to the value of the Redemption Amount of the STRIDES Security.

         The "REDEMPTION AMOUNT" will be determined by the Calculation Agent and, for each unit, will equal the lesser of:

                            o  $13.00 (the "CAPPED VALUE"); and
                                               (   Ending Value      )
                                               -----------------------
                            o  $10 per unit X  (   Starting Value    )

         On the maturity date, holders of the STRIDES Securities will receive, for each unit of the STRIDES Securities then held, a number of shares of common stock of Lucent equal to the Redemption Amount divided by the Ending Value and accrued interest from the last Interest Payment Date for which interest was paid.

         If the Company elects to pay the Redemption Amount in cash instead of in shares of common stock of Lucent to which a holder of the STRIDES Securities would otherwise be entitled to receive, the Company will pay the holder an amount of cash equal to the Redemption Amount.

         The "STARTING VALUE" means $90.3125 which was the Closing PriSce (as defined in this prospectus) of one share of common stock of Lucent on November 24, 1998.

         The "ENDING VALUE" will be determined by the Calculation Agent and will equal the average or arithmetic mean of the Closing Prices of the common stock of Lucent determined on each of the first five Calculation Days during the Calculation Period, subject to adjustment for certain events described under "--Dilution and Reorganization Adjustments". If there are fewer than five Calculation Days in the Calculation Period, then the Closing Prices used to determine the Ending Value will equal the average or arithmetic mean of the Closing Prices of the common stock of Lucent on the Calculation Days. If there is only one Calculation Day, then the Ending Value will equal the Closing Price of the common stock of Lucent on the Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the Closing Price of the common stock of Lucent determined on the last scheduled Calculation Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that day.

         The "CALCULATION PERIOD" means the period from and including the seventh scheduled Calculation Day before the maturity date to and including the second scheduled Calculation Day before the maturity date.

         "CALCULATION DAY" means any Trading Day on which a Market Disruption Event has not occurred.

         "TRADING DAY" is a day on which the common stock of Lucent (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on a national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock of Lucent.

         "MARKET DISRUPTION EVENT" means the occurrence or existence on any Trading Day during the one-half hour period that ends when the Closing Price is determined of any suspension of, or limitation imposed on, trading in the common stock of Lucent on the NYSE or other market or exchange, if applicable.

         "CLOSING PRICE" means the product of (i) the Share Ratio and (ii) the last sales price of one share of common stock of Lucent as reported by the NYSE or, if the security is not trading on the NYSE on any date, as reported in the composite transactions for the principal United States securities exchange on which the security is so listed, or if the security is not so listed on a United States national or regional securities exchange, the last quoted bid price for the security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if a bid price is not available, the market value of the security on the date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Calculation Agent.

         "SHARE RATIO" means, initially 1.0, but will be subject to adjustment for certain events described under "--Dilution and Reorganization
Adjustments".

         "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and that is a Trading Day on the NYSE.

         All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and beneficial owners of the STRIDES Securities.

FRACTIONAL SHARES

         ML&Co. will not distribute fractional shares of common stock of Lucent on the maturity date. In the event the Company elects to pay the Redemption Amount in shares of common stock of Lucent, all amounts due to any holder of the STRIDES Securities in respect of the total number of units held by the holder will be aggregated, and in lieu of delivering any fractional share to the holder, the holder will receive the cash value of the fractional share based on the Ending Value.




EXAMPLES OF REDEMPTION AMOUNT CALCULATIONS

The following examples illustrate Redemption Amount calculations:

Example One--Ending Value is 50% less than Starting Value
   Starting Value: $90.31
   Hypothetical Ending Value: $45.16

   Redemption Amount (per unit) = $10.00 x 45.16
                                           ----- = $5.00
                                           90.31

   Total payment on the maturity date (per unit) = $5.00.

Example Two-Ending Value is 20% greater than Starting Value
   Starting Value:  $90.31
   Hypothetical Ending Value:  $108.38

   Redemption Amount (per unit) = $10.00 x 108.38
                                           ------ = $12.00
                                            90.31

   Total payment on the maturity date (per unit) = $12.00

Example Three-Ending Value is 50% greater than Starting Value
   Starting Value:  $90.31
   Hypothetical Ending Value:  $135.47

   Redemption Amount (per unit) = $10.00 x 135.47
                                   ----- = $13.00  Redemption Amount cannt be
                                   90.31           greater than Capped Value

   Total payment on the maturity date (per unit) = $13.00

HYPOTHETICAL RETURNS

         The following table illustrates, for a range of hypothetical Ending
Values:

          o    the percentage change over the Starting Value;

          o the total amount payable on the maturity date for each $10 principal amount of STRIDES Securities;

          o the total rate of return to beneficial owners of the STRIDES Securities;

          o the pretax annualized rate of return to beneficial owners of STRIDES Securities; and

          o the pretax annualized rate of return of the common stock of Lucent.

HYPOTHETICAL       PERCENTAGE CHANGE      TOTAL AMOUNT    TOTAL RATE OF      PRETAX        PRETAX ANNUALIZED RATE
ENDING VALUE       OVER THE STARTING     PAYABLE ON THE     RETURN(1)      ANNUALIZED         OF RETURN OF THE
                         VALUE           MATURITY DATE                       RATE OF            LUCENT COMMON
                                           PER UNIT                      RETURN(2)(3)           STOCK(3)(4)

 45.16               -50.00%              $ 5.00         -41.375%        -33.94%                -41.11%
 54.19               -40.00%              $ 6.00         -31.375%        -24.46%                -31.16%
 63.22               -30.00%              $ 7.00         -21.375%        -15.93%                -22.26%
 72.25               -20.00%              $ 8.00         -11.375%         -8.14%                -14.17%
 81.28               -10.00%              $ 9.00          -1.375%         -0.95%                 -6.73%
 90.31(5)              0.00%             $ 10.00           8.625%          5.75%                  0.18%
 99.34                10.00%             $ 11.00          18.625%         12.03%                  6.64%
108.38                20.00%             $ 12.00          28.625%         17.95%                 12.72%
117.41                30.00%             $ 13.00          38.625%         23.57%                 18.48%
126.44                40.00%             $ 13.00          38.625%         23.57%                 23.94%
135.47                50.00%             $ 13.00          38.625%         23.57%                 29.15%
144.50                60.00%             $ 13.00          38.625%         23.57%                 34.14%
153.53                70.00%             $ 13.00          38.625%         23.57%                 38.92%
162.56                80.00%             $ 13.00          38.625%         23.57%                 43.51%
171.59                90.00%             $ 13.00          38.625%         23.57%                 47.94%
180.63               100.00%             $ 13.00          38.625%         23.57%                 52.22%

-------------------

(1) The rates of return specified in this column assume a coupon yield of 5 3/4% per annum.

(2) The annualized rates of return specified in this column assume a constant coupon yield of 5 3/4% per annum paid semi-annually from December 1, 1998 and applied to the principal amount of each STRIDES Security.

(3) The annualized rates of return specified in these columns are calculated on a semi-annual bond equivalent basis.

(4)       The rates of return specified in this column assume

          (a) a constant dividend yield of 0.18% per annum, paid quarterly from the date of initial delivery of STRIDES Securities, applied to the value of the common stock of Lucent at the end of each the quarter assuming the value increases or decreases linearly from the Starting Value to the applicable hypothetical Ending Value;

          (b)  no transaction fees or expenses;

          (c) a term for the STRIDES Securities from December 1, 1998 to June 1, 2000; and

          (d) a final value of the common stock of Lucent equal to the Ending Value. The dividend yield of the common stock of Lucent as of November 24, 1998 was approximately 0.18%.

(5) The actual Starting Value, as determined on November 24, 1998, was $90.3125. The above figures are for purposes of illustration only. The actual Redemption Amount and the resulting total and pretax annualized rate of return that investors will receive will depend entirely on the actual Ending Value determined by the Calculation Agent as provided in this prospectus.

DILUTION AND REORGANIZATION ADJUSTMENTS

         The Closing Price of the common stock of Lucent used to determine the Ending Value is subject to adjustment by the Calculation Agent as follows:

              1. If common stock of Lucent is subject to a stock split or reverse stock split, then once the split has become effective, the Share Ratio will be adjusted to equal the product of the prior Share Ratio and the number of shares which a holder of one share of common stock of Lucent before the effective date of the stock split or reverse stock split would have owned or been entitled to receive immediately following the effective date.

              2. If common stock of Lucent is subject to a stock dividend or issuance of additional shares of common stock of Lucent that is given ratably to all holders of shares of common stock of Lucent, then once the shares are trading ex-dividend, the Share Ratio will be adjusted so that the new Share Ratio shall equal the prior Share Ratio plus the product of (a) the number of shares of common stock of Lucent issued with respect to one share of common stock of Lucent and (b) the prior Share Ratio.

              3. There will be no adjustments to the Share Ratio to reflect cash dividends or distributions paid with respect to common stock of Lucent other than distributions described in clause (e) of paragraph 5 below and Extraordinary Dividends as described below. An "EXTRAORDINARY DIVIDEND" means, with respect to any consecutive 12-month period, all cash dividends or other distributions with respect to common stock of Lucent to the extent the dividends exceed on a per share basis 10% of the average Closing Price during the period, less any the dividends for which a prior adjustment was previously made. If an Extraordinary Dividend occurs with respect to common stock of Lucent, the Share Ratio will be adjusted on the Trading Day preceding the payment of any dividend, the payment of which caused all cash dividends or other distributions made with respect to the common stock of Lucent over the past 12-month period to exceed on a per share basis 10% of the average Closing Price during the period, less any the dividends for which a prior adjustment was previously made (the "EX-DIVIDEND DATE"), so that the new Share Ratio will equal the product of (A) the then current Share Ratio, and (B) a fraction, (1) the numerator of which is the Closing Price on the Trading Day preceding the ex-dividend date, and (2) the denominator of which is the amount by which the Closing Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

              The "EXTRAORDINARY DIVIDEND AMOUNT" with respect to an Extraordinary Dividend for common stock of Lucent will equal (a) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of the Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend or (b) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of the Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the common stock of Lucent described in clause (e) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Share Ratio pursuant only to clause (e) of paragraph 5.

              4. If Lucent issues transferable rights or warrants to all holders of common stock of Lucent to subscribe for or purchase common stock of Lucent, including new or existing rights to purchase common stock of Lucent pursuant to a shareholders rights plan or arrangement, once a triggering event shall have occurred thereunder, at an exercise price per share less than the Closing Price of common stock of Lucent on (a) the date the exercise price of the rights or warrants is determined and (b) the expiration date of the rights or warrants, and, in each case, if the expiration date of the rights or warrants precedes the maturity date, then the Share Ratio will be adjusted to equal the product of the prior Share Ratio and a fraction, (1) the numerator of which shall be the number of shares of common stock of Lucent outstanding immediately before the issuance plus the number of additional shares of common stock of Lucent offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which shall be the number of shares of common stock of Lucent outstanding immediately before the issuance plus the number of additional shares of common stock of Lucent which the aggregate offering price of the total number of shares of common stock of Lucent so offered for subscription or purchase pursuant to the rights of warrants would purchase at the Closing Price on the expiration date of the rights or warrants, which shall be determined by multiplying the total number of shares offered by the exercise price of the rights or warrants and dividing the product so obtained by the Closing Price.

              5. If a "REORGANIZATION EVENT" occurs, which means

               (a) any reclassification or change of common stock of Lucent has occurred,

               (b) Lucent, or any surviving entity or subsequent surviving entity of Lucent (a "Successor Entity") has been subject to a merger, combination or consolidation and is not the surviving entity,

               (c) any statutory exchange of securities of Lucent or any Successor Entity with another corporation has occurred, other than pursuant to clause (b) above),

               (d)  Lucent is liquidated,

               (e) Lucent issues to all of its shareholders equity securities of an issuer other than Lucent, other than in a transaction described in clauses (b), (c) or (d above) (a "SPIN-OFF EVENT") or

               (f) a tender or exchange offer is consummated for all the outstanding shares of Lucent,

               the Ending Value shall equal the Reorganization Event Value (as defined below).

         The "REORGANIZATION EVENT VALUE" shall be determined by the Calculation Agent and shall equal (a) the Transaction Value related to the relevant Reorganization Event, plus (b) interest on the Transaction Value accruing from the date of the payment or delivery of the consideration, if any, received in connection with the Reorganization Event until the stated maturity date at a fixed interest rate determined on the date of the payment or delivery equal to the interest rate that would be paid on a standard senior non-callable debt security of the Company with a term equal to the remaining term of the STRIDES Securities.

         "TRANSACTION VALUE" means (a) for any cash received in any the Reorganization Event, an amount equal to the amount of cash received per share of common stock of Lucent multiplied by the Share Ratio in effect on the date all of the holders of shares of common stock of Lucent have agreed or have become irrevocably obligated to exchange the shares, (b) for any property other than cash or securities received in any Reorganization Event, the market value, as determined by the Calculation Agent, of the Exchange Property received for each share of common stock of Lucent at the date of the receipt of the Exchange Property multiplied by the then current Share Ratio and (c) for any security received in any Reorganization Event, an amount equal to the closing price per share of the security on the fifth Trading Day before the maturity date multiplied by the quantity of the security received for each share of common stock of Lucent multiplied by the then current Share Ratio. "EXCHANGE PROPERTY" means the securities, cash or any other assets distributed in any Reorganization Event, including, in the case of a Spin-off Event, the share of common stock of Lucent with respect to which the spun-off security was issued.

         For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to the Exchange Property in an amount determined on the basis of the rate of exchange in the tender or exchange offer. In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

         No adjustments to the Share Ratio will be required unless the Share Ratio adjustment would require a change of at least 0.1% in the Share Ratio then in effect. The Share Ratio resulting from any of the adjustments specified above will be rounded to the nearest one thousandth, with five ten-thousandths being rounded upward.

         No adjustments to the Share Ratio or to the Ending Value will be required other than those specified above. However, the Company may, at its sole discretion, cause the Calculation Agent to make additional adjustments to the Share Ratio or to the Ending Value to reflect changes occurring in relation to the common stock of Lucent or any other Exchange Property in other circumstances where the Company determines that it is appropriate to reflect the changes.

         MLPF&S, as Calculation Agent, will be solely responsible for the determination and calculation of any adjustments to the Share Ratio or the Ending Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

         No adjustments will be made for certain other events, such as offerings of common stock of Lucent by Lucent for cash or in connection with acquisitions or the occurrence of a partial tender or exchange offer for the common stock of Lucent by Lucent or any third party.

         ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the Share Radio or the Ending Value or, if the Company is not aware of the occurrence of an event, as soon as practicable after becoming so aware, provide written notice to the trustee. The trustee in turn shall provide notice to the holders of the STRIDES Securities of the occurrence of the event and, if applicable, a statement in reasonable detail setting forth the adjusted Share Ratio or other formula to be used in determining the Ending Value.

EVENTS OF DEFAULT AND ACCELERATION

         In case an Event of Default with respect to any STRIDES Securities shall have occurred and be continuing, the amount payable to a beneficial owner of a STRIDES Security upon any acceleration permitted by the STRIDES Securities, with respect to each $10 unit thereof, will be equal to the principal amount and any accrued interest due thereon. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a STRIDES Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the STRIDES Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the STRIDES Securities.

         In case of default in payment of the STRIDES Securities, whether at any Interest Payment Date, the maturity date or upon acceleration, from and after any the date the STRIDES Securities shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of 5 3/4% per annum, to the extent that payment of the interest shall be legally enforceable, on the unpaid amount due and payable on the date in accordance with the terms of the STRIDES Securities to the date payment of the amount has been made or duly provided for.

SECURITIES DEPOSITORY

         DESCRIPTION OF THE GLOBAL SECURITIES

         The STRIDES Securities are represented by one or more fully registered global securities. Each global security has been deposited with, or on behalf of, The Depository Trust Company or DTC (DTC, together with any successor thereto, being a "depositary"), as depositary, registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for STRIDES Securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

         So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the STRIDES Securities represented by a global security for all purposes under the 1983 indenture. Except as provided below, the beneficial owners of the STRIDES Securities represented by a global security are not entitled to have the STRIDES Securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the STRIDES Securities in definitive form and are not considered the owners or holders under the 1983 indenture, including for purposes of receiving any reports delivered by ML&Co. or the trustee pursuant to the 1983 indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant of DTC on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the 1983 indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         DTC PROCEDURES

         The following is based on information furnished by DTC:

         DTC is the securities depositary for the STRIDES Securities. The STRIDES Securities have been issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global securities have been issued for the STRIDES Securities in the aggregate principal amount of such issue, and has been deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of STRIDES Securities under DTC's system must be made by or through direct participants, which will receive a credit for the STRIDES Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in the STRIDES Securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

         To facilitate subsequent transfers, all STRIDES Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of STRIDES Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the STRIDES Securities; DTC's records reflect only the identity of the direct participants to whose accounts such STRIDES Securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the STRIDES Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the STRIDES Securities are credited on the record date (identified in a listing attached to the omnibus proxy).

         Principal, premium, if any, and/or interest, if any, payments on the STRIDES Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

         Exchange for Certificated Securities

         If

          (a) the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

          (b) ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, and

          (c) an Event of Default under the 1983 indenture has occurred and is continuing with respect to the STRIDES Securities,

the global securities will be exchangeable for STRIDES Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples of $10. The definitive STRIDES Securities will be registered in such name or names as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

         In addition, ML&Co. may decide to discontinue use of the system of book-entry transfers through the depositary. In that event, STRIDES Security in definitive form will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

SAME-DAY SETTLEMENT AND PAYMENT

         All payments of interest and the Redemption Amount, to the extent that payment of the Redemption Amount is made in cash, will be made by the Company in immediately available funds so long as the STRIDES Securities are maintained in book-entry form.

                            COMMON STOCK OF LUCENT

LUCENT TECHNOLOGIES INC.

         Lucent is a designer, developer and manufacturer of communications systems, software and products. Lucent is engaged in the sale of public communications systems, and is a supplier of systems or software to most of the world's largest network operators. Lucent is also engaged in the sale of business communications systems and in the sale of microelectronic components for communications applications to manufacturers of communications systems and computers. Lucent's research and development activities are conducted through Bell Laboratories.

         Because the common stock of Lucent is registered under the Exchange Act, Lucent is required to file periodically certain financial and other information specified by the SEC. For more information about Lucent and the common stock of Lucent that you may receive on the maturity date, information provided to or filed with the SEC by Lucent with respect to its registered securities can be located by reference to SEC file number 1-11639 and inspected at the SEC's public reference facilities or accessed over the Internet through a web site maintained by the SEC at http://www.sec.gov. In addition, information regarding Lucent may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

         ML&CO. IS NOT AFFILIATED WITH LUCENT, AND LUCENT HAS NO OBLIGATIONS WITH RESPECT TO THE STRIDES SECURITIES. THIS PROSPECTUS RELATES ONLY TO THE STRIDES SECURITIES OFFERED HEREBY AND DOES NOT RELATE TO THE COMMON STOCK OF LUCENT OR OTHER SECURITIES OF LUCENT. THE INFORMATION CONTAINED IN THIS PROSPECTUS REGARDING LUCENT HAS BEEN DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. ML&CO. HAS NOT PARTICIPATED IN THE PREPARATION OF THESE DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRIES WITH RESPECT TO LUCENT IN CONNECTION WITH THE OFFERING OF THE STRIDES SECURITIES. ML&CO. MAKES NO REPRESENTATION THAT THE PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING LUCENT ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS, INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH, OCCURRING BEFORE THE DATE OF THIS PROSPECTUS THAT WOULD AFFECT THE TRADING PRICE OF THE COMMON STOCK OF LUCENT AND, THEREFORE, THE TRADING PRICE OF THE STRIDES SECURITIES, HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING LUCENT COULD AFFECT THE REDEMPTION AMOUNT TO BE RECEIVED AT THE MATURITY DATE AND, THEREFORE, THE TRADING VALUE OF THE STRIDES SECURITIES.

         From time to time, in the ordinary course of business, affiliates of ML&Co. have engaged in certain investment banking activities on behalf of Lucent as well as served as counterparty in certain other transactions.

         OTHER TERMS

         ML&Co. issued the STRIDES Securities as a series of senior debt securities under the 1983 indenture, dated as of April 1, 1983, as amended and restated, between ML&Co. and The Chase Manhattan Bank, as trustee. A copy of the 1983 indenture is filed as an exhibit to the registration statement relating to the STRIDES Securities of which this prospectus is a part. The following summaries of the material provisions of the 1983 indenture are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the 1983 indenture, including the definitions of terms in the 1983 indenture.

         ML&Co. may issue series of senior debt securities from time to time under the 1983 indenture, without limitation as to aggregate principal amount, in one or more series and upon terms as ML&Co. may establish under the provisions of the 1983 indenture.

         The 1983 indenture and the STRIDES Securities are governed by and construed in accordance with the laws of the State of New York.

         ML&Co. may issue senior debt securities with terms different from those of senior debt securities previously issued, and issue additional senior debt securities of a previously issued series of senior debt securities.

         The senior debt securities are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. However, because ML&Co. is a holding company, the rights of ML&Co. and its creditors, including the holders of senior debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of exchanges and other regulatory bodies.

LIMITATIONS UPON LIENS

         ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than those liens specifically permitted by the 1983 indenture, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of the incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

         "Voting Stock" is defined in the 1983 indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the 1983 indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered voting stock whether or not the event has happened.

LIMITATION ON DISPOSITION OF VOTING STOCK OF, AND MERGER AND SALE OF ASSETS BY, MLPF&S

         ML&Co. may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary.

         "Controlled Subsidiary" is defined in the 1983 indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

         In addition, ML&Co. may not permit MLPF&S to:

          o merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

          o convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

MERGER AND CONSOLIDATION

         ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

          o the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

               o pay any amounts due and payable or deliverable with respect to all the Senior Debt Securities; and

               o perform and observe all of ML&Co.'s obligations under the 1983 indenture, and

          o ML&Co. or the successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the 1983 indenture.

MODIFICATION AND WAIVER

         ML&Co. and the trustee may modify and amend the 1983 indenture with the consent of holders of at least 66 2/3% in principal amount of each outstanding series of debt securities affected. However, without the consent of each holder of any outstanding debt security affected, no amendment or modification to any indenture may:

          o change the stated maturity date of the principal of, or any installment of interest or Additional Amounts payable on, any senior debt security or any premium payable on redemption, or change the redemption price;

          o reduce the principal amount of, or the interest or Additional Amounts payable on, any senior debt security or reduce the amount of principal which could be declared due and payable before the stated maturity date;

          o change the place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any senior debt security;

          o impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

          o reduce the percentage in principal amount of the outstanding senior debt securities of any series, the consent of whose holders is required to modify or amend the 1983 indenture; or

          o modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any past default to less than a majority.

         No modification or amendment of ML&Co.'s Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount of outstanding senior debt securities of any series may, with respect to that series, waive past defaults under the 1983 indenture and waive compliance by ML&Co. with provisions in the 1983 indenture, except as described under "--Events of Default".

EVENTS OF DEFAULT

         Each of the following will be Events of Default with respect to senior debt securities of any series:

          o default in the payment of any interest or Additional Amounts payable when due and continuing for 30 days;

          o    default in the payment of any principal or premium when due;

          o    default in the deposit of any sinking fund payment, when due;

          o default in the performance of any other obligation of ML&Co. contained in the 1983 indenture for the benefit of that series or in the senior debt securities of that series, continuing for 60 days after written notice as provided in the 1983 indenture;

          o specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

          o any other Event of Default provided with respect to senior debt securities of that series which are not inconsistent with the 1983 indenture.

         If an Event of Default occurs and is continuing for any series of senior debt securities, other than as a result of the bankruptcy, insolvency or reorganization of ML&Co., the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities, due and payable or deliverable immediately. At any time after a declaration of acceleration has been made with respect to senior debt securities of any series but before the trustee has obtained a judgment or decree for payment of money, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

         The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of that series may waive any Event of Default with respect to that series, except a default:

          o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

          o in respect of an obligation or provision of any indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

         The holders of a majority in principal amount of the outstanding senior debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to those senior debt securities, provided that any direction shall not be in conflict with any rule of law or the 1983 indenture. Before proceeding to exercise any right or power under the 1983 indenture at the direction of the holders, the trustee shall be entitled to receive from the holders reasonable security or indemnification against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

         The STRIDES Securities and other series of senior debt securities issued under the 1983 indenture do not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

         ML&Co. is required to furnish to the trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the 1983 indenture.




                     WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the STRIDES Securities and other securities. For further information on ML&Co. and the STRIDES Securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to incorporate by reference the information we file with them, which means:

          o    incorporated documents are considered part of the prospectus;

          o we can disclose important information to you by referring you to those documents; and

          o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

          o annual report on Form 10-K for the year ended December 25, 1998;

          o quarterly report on Form 10-Q for the period ended March 26, 1999; and

          o current reports on Form 8-K dated December 28, 1998, January 19, 1999, February 17, 1999, February 18, 1999, February 22,
               1999, February 23, 1999, March 26, 1999, April 13, 1999, April
               19, 1999, May 26, 1999, May 28, 1999 and June 1, 1999.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

          o    reports filed under Sections 13(a) and (c) of the Exchange Act;

          o definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

          o    any reports filed under Section 15(d) of the Exchange Act.

         You should rely only on information contained or incorporated by reference in this prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

         You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Mr. Lawrence
M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, New York, New York 10080-6512, Telephone: (212) 602-8435.

                             PLAN OF DISTRIBUTION

         This prospectus has been prepared in connection with secondary sales of the STRIDES Securities and is to be used by MLPF&S when making offers and sales related to market-making transactions in the STRIDES Securities.

         MLPF&S may act as principal or agent in these market-making transactions.

         The STRIDES Securities may be offered on the AMEX or off the exchange in negotiated transactions or otherwise.

         The distribution of the STRIDES Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.